                                                                   EXHIBIT 10.11








                                  SUAQUI VERDE
                        MINERAL EXPLORATION AGREEMENT AND
                             OPTION TO FORM COMPANY

                                      AMONG

                                AZCO MINING, INC.

                       COBRE DE SUAQUI VERDE, S.A. DE C.V.

                                       AND

                 MINERA PHELPS DODGE MEXICO, S. de R.L. de C.V.






                              Dated: June 20, 1996

                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS..........................................................     1

2.   EXPLORATION..........................................................     4
     2.1     Grant of Exploration Rights..................................     4
                2.1.1  Exploration and Evaluation.........................     4
                2.1.2  Consents; Surface Consents.........................     4
                2.1.3  Removal of Ore for Testing.........................     4
     2.2     Control of Exploration.......................................     5
     2.3     Data and Information.........................................     5
     2.4     Exploration Expenditures.....................................     5
                2.4.1  Amount.............................................     5
                2.4.2  Notice of Completion...............................     5
                2.4.3  Allowances.........................................     5
                2.4.4  Statement of Expenditures..........................     6
                2.4.5  Expenditures Cumulative............................     6
     2.5     Dropping Property............................................     6
     2.6     Failure to Make Expenditures.................................     6

3.   PAYMENTS TO CDSV.....................................................     6
     3.1     Payment Schedule.............................................     6
     3.2     Condition to Payment.........................................     6
     3.3     Royalty    ..................................................     7
     3.4     Underlying Agreements........................................     7

4.   INTERESTS............................................................     7

5.   OPERATING COMPANY....................................................     7
     5.1     Exercise of Company Option...................................     7
     5.2     Formation of Operating Company...............................     8
     5.3     Execution of Operator's Agreement............................     8

6.   OPERATIONS DURING THE EXPLORATION PERIOD.............................     8
     6.1     Standard of Performance......................................     8
     6.2     Preexisting Conditions.......................................     8
     6.3     Maintenance of Property......................................     9
                6.3.1   Before Formation of Operating Company.............     9
                6.3.2   After Formation of Operating Company..............     9
                6.3.3   Upon Termination..................................     9
                6.3.4   Costs Applicable to Exploration Expenditures......     9
     6.4     Dealings with Affiliates.....................................     9

7.   REPRESENTATIONS; TITLE...............................................    10
     7.1     Representations and Warranties...............................    10
                7.1.1  Effective Date.....................................    10
                7.1.2  Transfer Date......................................    11
                7.1.3  Title Indemnity....................................    11
     7.2     Complete Disclosure..........................................    11
     7.3     Title Defect; Defense........................................    11

8.   LIENS................................................................    11

9.   INDEMNITY............................................................    12
     9.1     Indemnification by MPDM......................................    12
     9.2     Indemnification by CDSV......................................    12

10.  RIGHT OF ACCESS BY CDSV..............................................    12
     10.1    Reports......................................................    12
     10.2    Meetings.....................................................    12
     10.3    Documents....................................................    12
     10.4    Audits; Inspections..........................................    13
     10.5    Disclaimer...................................................    13

11.  TERMINATION..........................................................    13
     11.1    Termination by MPDM..........................................    13
     11.2    Termination for Default......................................    13
     11.3    Continuing Liability.........................................    13
     11.4    Surrender of Possession......................................    14
     11.5    Delivery of Data.............................................    14
     11.6    Removal of Property..........................................    14

12.  FORCE MAJEURE........................................................    14

13.  ADDITION OF PROPERTIES...............................................    14

14.  OTHER BUSINESS OPPORTUNITIES.........................................    15

15.  CONFIDENTIALITY......................................................    15

16.  TRANSFER OF INTEREST.................................................    15

17.  NOTICES..............................................................    15

18.  NO IMPLIED COVENANTS.................................................    17

19.  FURTHER ASSURANCES...................................................    17

20.  BINDING EFFECT.......................................................    17

21.  AMENDMENTS, WAIVERS, ETC.............................................    17

22.  LANGUAGE; GOVERNING LAW..............................................    17

23.  ENTIRE AGREEMENT.....................................................    18

24.  CONSTRUCTION OF AGREEMENT............................................    18

25.  ARBITRATION..........................................................    18

EXHIBIT A          CONCESSIONS
EXHIBIT A-1        PLAT OF CONCESSIONS
EXHIBIT B          UNDERLYING AGREEMENTS (Dausinger)




                                     Page ii

                                  SUAQUI VERDE
            MINERAL EXPLORATION AGREEMENT AND OPTION TO FORM COMPANY

         This Mineral Exploration Agreement and Option to Form Company is made effective as of June 20, 1996, by and among:

         AZCO MINING, INC. ("AZCO"), a Delaware corporation, with a principal address at 30 South Bowie, Solomon, Arizona, 85551;

         COBRE de SUAQUI VERDE, S.A. de C.V. ("CDSV"), a corporation organized and existing under the laws of the United Mexican States, with domicile at Ramon Corral No. 15, Colonia Country Club, 83010, Hermosillo, Sonora, Mexico; and

         MINERA PHELPS DODGE MEXICO, S. de R.L. de C.V. ("MPDM"), a corporation organized and existing under the laws of the United Mexican States, with domicile at Blvd. Garcia Morales Km. 9.5, Colonia La Manga, 83220, Hermosillo, Sonora, Mexico.

                                    RECITALS:

          CDSV owns or controls mineral concessions on certain lands situated in Sonora, Mexico as described in Exhibit A;

          CDSV is a subsidiary of AZCO, which owns 99.97% of CDSV.

          CDSV has agreed that MPDM shall have the right to explore and evaluate the concessions described in Exhibit A with the objective of identifying one or more mineral deposits that can be brought into production under economically and technically feasible conditions in a joint effort;

          If such exploration is successful, CDSV and MPDM shall form an Operating Company under the laws of the United Mexican States, to which CDSV will transfer the concessions described in Exhibit A;

          CDSV and MPDM intend that if the Operating Company is formed it will further explore and, if warranted, develop and mine one or more mineral deposits within the Area of Interest.

                                   AGREEMENTS:

In consideration of the covenants and agreements contained herein, the Parties agree as follows:

1. DEFINITIONS. In addition to words and phrases defined elsewhere in this Agreement, the following words and phrases shall have the meanings set forth below:

          1.1
          "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the right to direct management and policies through ownership of voting securities, contract, voting trust or otherwise.

          1.2
          "Agreement" means this Mineral Exploration Agreement and Option to Form Company, including all schedules and exhibits hereto, which are incorporated herein by this reference, as amended, modified or supplemented from time to time.

          1.3
          "Area of Interest" means the area enclosed by the exterior boundaries of the mineral concessions described in Exhibit A and the peripheral area enclosed by lines drawn parallel to and one mile distant from said exterior boundaries. The acquisition of mineral concessions within such peripheral area shall not operate to enlarge the Area of Interest.

          1.4
          "AZCO" shall have the meaning given in the first paragraph of this Agreement.

          1.5
          "Bylaws" means the Bylaws which the Parties shall cause to be adopted by the Operating Company promptly following its formation.

          1.6
          "CDSV" shall have the meaning given in the first paragraph of this Agreement.

          1.7
          "Company Option" means the right and option to form an Operating Company as provided by Section 5.

          1.8
          "Concessions" means the mineral concessions described in Exhibit A and depicted on the plat attached hereto as Exhibit A-1 and all other rights and interests in property, real or mixed, within the Area of Interest that become subject to this Agreement pursuant to Section 13.

          1.9
          "Dollars" or "$" means currency of the United States of America, except as otherwise expressly stated.

          1.10
          "Effective Date" means the effective date of this Agreement which shall be the date set forth in the first paragraph of this Agreement.

          1.11
          "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of minerals, including preparation of one or more feasibility studies.

          1.12
          "Exploration Expenditures" means all expenses, costs and liabilities paid or accrued incident to Exploration within the Area of Interest, including without limitation amounts paid pursuant to the Underlying Agreement, for taxes and other amounts paid or accrued to maintain the Concessions in good standing, and for preparation of feasibility studies, engineering and metallurgical testing.

          1.13
          "Exploration Period" means the period beginning on the Effective Date and ending on the earlier of (a) the termination of this Agreement by MPDM or CDSV pursuant to Section 11, or (b) the lapse of 36 months after the Effective Date, or (c) the lapse of 60 days following MPDM's notice of completion of Exploration Expenditures prescribed by Section 2.4.1 and payments prescribed by
Section 3.

          1.14
          "Force Majeure" means an event which is not within the reasonable control of a Party claiming suspension of an obligation or extension of the time for performance, including but not limited to an act of God; strike, lockout or other industrial disturbance (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); accident; act of the public enemy; war (declared or undeclared), blockade, terrorism, revolution, or public riot; port closing; lightning, fire, storm, flood, earthquake, landslide, avalanche, drought or other adverse weather condition; explosion; arrests, title disputes or other litigation;

governmental requests, restraints or actions; shortage or unavailability of equipment, materials, fuel, supplies, utilities, services or labor or limitations upon the use thereof; delays in or unavailability of transportation; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit, approval or other authorization; curtail ment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of national, state, or local environmental standards; or any other cause of whatsoever nature, whether similar or dissimilar to the foregoing.

          1.15
          "Lots" means the geographical area encompassed by the Concessions.

          1.16
          "Interest" means the ownership interest of CDSV in the Concessions or the rights of a Party in the Concessions under this Agreement.

          1.17
          "MPDM" shall have the meaning given in the first paragraph of this Agreement.

          1.18
          "Notice" means a notice, advice, election, request, order, demand, offer or other communication permitted or required by this Agreement.

          1.19
          "Operating Company" means the corporation to be formed by MPDM and CDSV for the purposes of further Exploration and, if warranted, development and exploitation of the Concessions.

          1.20
          "Operator's Agreement" means the Operator's Agreement which shall be executed by the operator and the Operating Company promptly following the formation of the Operating Company.

          1.21
          "Party" or "Parties" means MPDM, CDSV and AZCO and any other Person that from time to time acquires an Interest.

          1.22
          "Person" means any individual, estate, trust, general partnership, limited partnership, limited liability company, corporation, association, governmental body or other organization or entity and their respective heirs, legal representatives, successors and assigns, other than a Party.

          1.23
          "Shareholders Agreement" means the agreement which MPDM and CDSV shall execute promptly following the exercise of a Company Option.

          1.24
          "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

          1.25
          "Underlying Agreements" means the agreement between Maria Loreto de la Luz Gutierrez Badilla de Dausinger, as concessionaire, and CDSV consisting of the binding letter of agreement signed on October 19, 1990, the Contract of Cession of Rights, dated June 13, 1991, registered at Folio 4, page 3 front side and page 4 reverse side, Vol. 265 of the Mining Concessions Book of the Public Registry of Mining, and the Amendatory Agreement dated June 17, 1991, and any other agreement by which a Party or the Operating Company controls mineral concessions within the Area of Interest.

          1.26
          "Work Year" means the annual period commencing on the Effective Date or any anniversary thereof.

2.        EXPLORATION.

          2.1
          Grant of Exploration Rights

          2.1.1
          Exploration and Evaluation. CDSV hereby gives and grants to MPDM on and subject to the terms, covenants and conditions hereinafter set forth, the exclusive and irrevocable right to enter upon the Lots during the Exploration Period for the purpose of conducting mineral Exploration and evaluations on all or part of the Lots with the objective of identifying one or more mineral deposits which could be brought into production under economically and technically feasible conditions. The rights granted by this Section shall be mandatory for CDSV, but voluntary for MPDM.

          2.1.2
          Consents; Surface Consents. Promptly following the exercise of the Company Option, CDSV shall obtain such consent of the concessionaire under the Underlying Agreement to the transfer to the Operating Company of the rights and obligations of CDSV under the Underlying Agreement as MPDM may request. If CDSV has not already obtained the same, promptly following the Effective Date MPDM shall seek from the owner or owners of the surface of the Concessions, upon terms and conditions satisfactory to MPDM, such surface use rights as are necessary or convenient to the Exploration and evaluation of the Concessions. If MPDM is unable to obtain such surface use rights upon reasonably acceptable terms within 30 days after the Effective Date, MPDM shall have the right within 45 days after the Effective Date in which to terminate this Agreement pursuant to Section 11.1 and receive from AZCO the return of any payment theretofore made by MPDM pursuant to Section 3.1. During the Option Period, CDSV shall not transfer or encumber the Concessions or the Underlying Agreements without the prior written consent of MPDM.

          2.1.3
          Removal of Ore for Testing. MPDM may remove from the Concessions appropriate quantities of ore which it deems necessary or appropriate to the proper testing and evaluation of the Concessions and may process and dispose thereof in MPDM's reasonable discretion.

          2.2
          Control of Exploration. Subject to the provisions of Section 2.4.1, Exploration on the Concessions shall be conducted at the sole and exclusive discretion of MPDM. MPDM may cause any potential target within the Area of Interest to be explored and all Exploration will be prioritized by MPDM based upon its sole understanding and evaluation of the economic and technical potential or feasibility of any mineralized zone.

          2.3
          Data and Information. CDSV shall make available for inspection and copying by MPDM and MPDM shall have the right at all times relevant to this Agreement to inspect and copy, as appropriate, all technical, financial, environmental, title and other data, drill core and information pertaining to the Concessions or the Area of Interest in CDSV's or its Affiliates' possession or subject to their control.

          2.4
          Exploration Expenditures.

          2.4.1
          Amount. Subject to the right of MPDM to terminate this Agreement and further subject to Force Majeure, MPDM shall cause Exploration Expenditures to be made within the Area of Interest in the amounts and during the Work Years as follows in order to continue this Agreement in effect:

                    Period                             Amount
                    ------                             ------

                    Work Year 1                     $   500,000
                    Work Year 2                         500,000
                    Work Year 3                       1,000,000
                                                    -----------
                               Total                  2,000,000

Exploration Expenditures made in pesos shall be credited at the rate of exchange in effect on the date such expenditures are paid, as such rate is published in the Diario Oficial de la Federacion.

                  2.4.2 Notice of Completion. MPDM shall promptly give CDSV notice when MPDM has completed Exploration Expenditures totalling $2,000,000 in the aggregate. MPDM shall have the Interest as provided by Section 4 and the right to exercise the Company Option within the time provided by Section 5.1.

                  2.4.3 Allowances. For purposes of determining Exploration Expenditures made by MPDM, Exploration Expenditures shall include:

                        (a) The payroll burden for the employees of MPDM or its Affiliates directly engaged in Exploration within the Area of Interest, including the costs of workers' compensation and unemployment insurance, pensions, severance pay, other statutory employee benefits and fringe benefits; and

                        (b) An allowance for general and administrative costs equal to 5% of direct Exploration Expenditures within the Area of Interest.

                  2.4.4 Statement of Expenditures. Quarterly, MPDM shall furnish to CDSV a statement of Exploration Expenditures made during the preceding quarter, supported by such documentation as may be reasonably requested by CDSV.

                  2.4.5 Expenditures Cumulative. For purposes of determining Exploration Expenditures made by MPDM, expenditures shall be cumulative so that Exploration Expenditures in excess of the minimum expenditure required for a Work Year shall be carried forward and applied to the Exploration Expenditures required for the succeeding Work Year(s).

        2.5 Dropping Property. MPDM may elect to drop from this Agreement and exclude from the Concessions part or all of any one or more of the concessions comprising the Concessions by giving notice of such election to CDSV. Thereafter, the excluded concession(s) shall no longer be part of the Concessions, but such exclusion shall not operate to reduce the amount of the minimum Exploration Expenditures needed to continue this Agreement in effect; provided that MPDM shall comply with all requirements of law, including making any governmental payments, required to maintain in good standing such concession(s) and shall keep and perform any covenants or conditions of the Underlying Agreements that become due and delinquent less than 30 days after such concession(s) is(are) dropped and excluded. MPDM, will execute and deliver to CDSV or its nominee such instruments as may be reasonably necessary to evidence the relinquishment of the excluded concession(s). MPDM's election to drop and exclude one or more concessions shall not reduce the payments required by Section 3. If MPDM decides not to proceed further with Exploration as to all of the Concessions, MPDM shall give notice to CDSV of such decision pursuant to
Section 11.1.

        2.6 Failure to Make Expenditures. CDSV's sole remedy for the failure of MPDM to complete timely and substantially Exploration Expenditures specified by
Section 2.4.1 in excess of $500,000 up to an aggregate amount of $2,000,000 shall be to terminate this Agreement in the manner provided by Section 11.2. If MPDM fails to complete timely and substantially any expenditure specified by
Section 2.4.1 for a Work Year, MPDM may elect to cure such failure by (i) expending or (ii) paying to CDSV, during the first quarter of the following Work Year, the difference between the minimum Exploration Expenditures to be completed by the end of such Work Year and the amount actually expended prior to the end of such Work Year. Notwithstanding any other provision of this Agreement to the contrary, MPDM shall make Exploration Expenditures of not less than $500,000 in the aggregate prior to the termination of this Agreement.

3.      PAYMENTS TO CDSV.

        3.1 Payment Schedule. Unless this Agreement is sooner terminated, MPDM will pay AZCO $25,000 per year, beginning on the later of (i) the execution of this Agreement by all parties or (ii) satisfaction of the condition provided by
Section 3.2, and continuing annually thereafter on the anniversary of the Effective Date until MPDM has completed Exploration Expenditures of $2,000,000. Upon completion of such Exploration Expenditures, no further payments to AZCO will be required under this Section. The amount of such payments shall be in addition to Exploration Expenditures.

        3.2 Condition to Payment. Promptly following the signing of this Agreement and as a condition precedent to MPDM's duty to make the payments required by Section 3.1, CDSV shall duly register in the Public Registry of Mines such of the Underlying Agreements as are entitled by law to be registered.

        3.3 Royalty. Subject to the provisions of Section 3.4 below, the Parties agree that the Company to be formed pursuant to Section 5 below, commencing upon formation of said Company and continuing as long as said Company holds the Concessions described in Part I of Exhibit A hereto, shall pay CDSV the greater of (a) $2,000 per month as advance royalty, or (b) 3% of net smelter returns, as such term is defined in the Underlying Agreements, derived monthly from the sale of minerals produced from said Concessions described in Part I of said Exhibit A.

        3.4 Underlying Agreements. Upon formation of the Company to be formed pursuant to Section 5 below and commencement of payment by the Company of advance minimum royalties pursuant to Section 3.3 above, CDSV shall pay and shall agree to continue to pay all sums that become due and payable under paragraphs (a) and (b) of Clause Fourth of the Underlying Agreements between CDSV (or its predecessors) and Maria Loreto de la Luz Gutierrez Badilla de Dausinger described in Section 1.25 above. If CDSV fails to make any such payment, the Company shall have the right to make such payment and deduct the amount thereof from any royalty payable by the Company to CDSV. CDSV shall indemnify, defend and hold harmless the Company for, from and against any and all loss, cost, expense, damage, liability or claim therefor, including reasonable costs and attorneys fees, arising from the failure of CDSV to make any and all such payments that become due and payable under said Underlying Agreements. If the obligation of CDSV to make any such payments under said Underlying Agreements shall cease, the obligation of the Company to make the payment to CDSV puruant to Section 3.3 above shall cease to the same extent. Notwithstanding anything in Section 3.3 or this Section 3.4 to the contrary, if said Underlying Agreements are amended in a manner satisfactory to MPDM whereby advance minimum royalties and production royalties shall be payable to Dausinger, the Company shall make such payments directly to Dausinger and the Company shall have no further duty to make any advance minimum royalty or production royalty payment to CDSV pursuant to Section 3.3 or otherwise.

4. INTERESTS. MPDM shall have a 70% Interest and CDSV shall have a 30% Interest in the Operating Company when it is formed. Each of the Parties shall have the right to subscribe for shares of the Operating Company in proportion to its Interest. If MPDM fails timely to make the Exploration Expenditures provided by
Section 2.4.1 or fails timely to make the payments required by Section 3, upon termination of this Agreement in the manner provided by Section

11.2, MPDM shall have no further rights with respect to the Concessions or the Underlying Agreements and MPDM shall surrender and transfer to CDSV all of MPDM's shares of the Operating Company, if one has theretofore been formed.

5.      OPERATING COMPANY.

        5.1 Exercise of Company Option. At any time during the Exploration Period, regardless of whether MPDM has completed any or all of the Exploration Expenditures specified by Section 2.4.1, MPDM shall have the right and option to elect to form an Operating Company to further explore the Concessions and to develop and exploit any exploitation concessions held by the Operating Company within the Area of Interest. Nothing herein is intended to authorize exploitation unless and until an exploitation concession has been issued. The Company Option shall be exercised, if at all, by written notice to CDSV. Such notice may be given, if at all, at any time during the Exploration Period, but not later than 60 days after notice is given by MPDM to CDSV that MPDM has completed Exploration Expenditures totalling $2,000,000.

        5.2 Formation of Operating Company. Promptly following the exercise by MPDM of the Company Option, MPDM, directly or through an Affiliate, and CDSV shall each execute and deliver to the other a Shareholders Agreement in a form mutually satisfactory to the Parties and shall form or cause to be formed a variable capital stock company under the laws of Mexico. The Operating Company shall be structured in such manner and with such Bylaws as are mutually agreeable to the Parties. The Parties shall execute and file in the appropriate governmental office such documents of incorporation and organization as shall be necessary or convenient to the organization of the Operating Company. The Interests of MPDM and CDSV at the time the Company Option is exercised, as determined by Section 4, shall determine the number of the total issued and outstanding shares of the Operating Company for which each may subscribe. The Parties shall share in proportion to their respective Interests the costs of forming the Operating Company. Upon formation of the Operating Company, CDSV shall contribute and transfer to the Operating Company, in payment of its shares, the concessions described in Exhibit A, or so much thereof as is designated by MPDM, free and clear of all defects, liens, encumbrances, restrictions, taxes, duties, and rights and claims of others claiming by, through or under CDSV or its Affiliates, subject only to the Underlying Agreements, and on the condition that a 5% net proceeds royalty payable to a shareholder of the Operating Company who ceases to be a shareholder because its shares in the Operating Company are reduced by dilution to less than 10% of the total issued and outstanding shares of the Operating Company. Such royalty shall be held subject to the remaining shareholder's right of first refusal to acquire such royalty. Such right of first refusal shall be upon the same terms and conditions provided by the Bylaws for the sale, assignment, transfer or other disposition of the shares of the Operating Company. Upon formation of the Operating Company, MPDM shall transfer to the Operating Company (i) any and all rights it may have in mineral concessions within the Area of Interest and (ii) its rights and obligations under this Agreement, including the value of its Exploration Expenditures to such date. Any taxes payable on any transfer to the Operating Company shall be borne and paid exclusively by the transferor.

        5.3 Execution of Operator's Agreement. Promptly after the formation of the Operating Company the Parties shall cause the Operating Company and an operator to execute an Operator's Agreement in a form which is mutually satisfactory to the Parties.

6.      OPERATIONS DURING THE EXPLORATION PERIOD.

        6.1 Standard of Performance. All work relating to the Concessions shall be performed in a good and minerlike manner and in compliance with all applicable laws, statutes, ordinances, rules and regulations.

        6.2 Preexisting Conditions. MPDM shall have no liability for any condition existing on the Concessions at the Effective Date and MPDM shall have no obligation to reclaim, clean up or otherwise be responsible for any such condition.

        6.3       Maintenance of Property.

                  6.3.1 Before Formation of Operating Company. Prior to the transfer of the Concessions to the Operating Company, MPDM, acting on behalf of and in the name of CDSV as its attorney-in-fact, shall keep and perform the covenants and conditions of the Underlying Agreements to be kept or performed by CDSV after the Effective Date and shall maintain the Concessions in good standing by making payments to and filings with the Mexican government that are required after the Effective Date in order to maintain the Concessions in good standing until this Agreement is terminated or any such Concession is dropped or the Concessions are transferred to the Operating Company. CDSV shall execute such powers of attorney or other written authorizations as MPDM may reasonably deem necessary to carry out its responsibilities under this Section.

                  6.3.2 After Formation of Operating Company. The Operating Company shall keep and perform the covenants and conditions of the Underlying Agreements within the Area of Interest and shall maintain the Concessions after the Concessions are transferred to it. CDSV shall continue to keep and perform any covenant or condition of the Underlying Agreement required to be kept or performed by CDSV outside the Area of Interest after the transfer of the Concessions to the Operating Company.

                  6.3.3 Upon Termination. MPDM shall not be required to reimburse CDSV for any costs incurred by it to keep or perform any condition or covenant of the Underlying Agreements or make any payment to or filing with the Mexican government to maintain the Concessions that become due 30 days or more after the effective date of the termination of this Agreement or 30 days or more after the effective date on which such concession has been dropped and excluded from the Concessions. If MPDM terminates this Agreement in whole or in part by relinquishing part or all of the Concessions, then MPDM shall not be required to maintain such relinquished property, except as provided in the preceding sentence.

                  6.3.4 Costs Applicable to Exploration Expenditures. All costs and expenses paid or accrued or reimbursed by MPDM or the Operating Company to comply with, or to exercise any right afforded by, the Underlying Agreements or to maintain the Concessions shall qualify as Exploration Expenditures.

        6.4 Dealings with Affiliates. The cost of goods and services owned or furnished by MPDM or an Affiliate and used in or for the benefit of the Area of Interest shall be charged as Exploration Expenditures at a cost that is consistent with MPDM's policy regarding similar charges for similar intracompany transactions, but such charges shall not exceed the cost of obtaining such goods and services in an arm's-length transaction between unrelated Persons in the market for such goods and services nearest the Area of Interest.

7.      REPRESENTATIONS; TITLE.

        7.1 Representations and Warranties. To the best information and belief of the officers, directors and shareholders of CDSV, CDSV hereby represents and warrants to MPDM the following:

                  7.1.1  Effective Date.  As of the Effective Date:

                         (i)   Each of the mineral concessions comprising the
Concessions has been established, registered and maintained in conformity with applicable law. CDSV holds the Concessions free and clear of all liens, encumbrances, restrictions, taxes, duties, and rights and claims of others, subject only to the Underlying Agreements.

                         (ii)  All taxes and duties levied and assessed upon the
Concessions have been paid, except such taxes and duties, if any, as are not yet delinquent.

                         (iii) The Underlying Agreements, true and complete
copies of which are attached hereto as Exhibit B, are in full force and effect and have not otherwise been amended or supplemented; no default exists under the Underlying Agreements and no condition exists or event has occurred which with the passage of time or the giving of notice will give rise to a default thereunder; CDSV owns 100% of the rights conferred by the Underlying Agreements free and clear of all liens, encumbrances, taxes, duties, and rights of others, subject only to the covenants and conditions of the Underlying Agreements; and such of the Underlying Agreements that are entitled to be registered under Mexican law have been duly registered in the Public Registry of Mining.

                         (iv)    CDSV has the full, complete and legally
enforceable right to enter on the Concessions and to carry out thereon mineral exploration and evaluation operations and to authorize MPDM to enter thereon and conduct Exploration as contemplated by this Agreement.

                         (v)     CDSV has the right and power to legally
transfer to the Operating Company the Concessions and its rights and obligations under the Underlying Agreements without the consent of any Person or, if such consent is required, such consent will be timely obtained by CDSV.

                         (vi)    CDSV is not a party to and CDSV has no
knowledge of any threatened or pending action, suit, claim or proceeding (whether judicial, administrative or otherwise) which will or may affect the Concessions.

                         (vii)   CDSV is duly organized and is duly authorized
to do business in Sonora, Mexico.

                         (viii)  CDSV is not a party to and has not received any
notice of any order, judgment, decree or governmental restriction or requirement which imposes a material economic burden on the Concessions or materially adversely affects MPDM's or the Operating Company's ability to explore, evaluate, develop and mine the Concessions and, to CDSV's knowledge, no basis exists therefor.

                         (ix)    There are no easements, subleases,
arrangements, agreements, understandings, options, contracts, rights of first refusal or preemptive rights affecting or relating to the Concessions or CDSV's rights under the Underlying Agreements, except for the covenants and conditions of the Underlying Agreements.

                         (x)     CDSV has not and no one else has treated,
stored or released any hazardous substance in or on the Concessions.

                         (xi)    CDSV has paid all of the purchase price
required by the Underlying Agreements. There is no continuing payment obligation to the concessionaires under the Underlying Agreements, except the duty to pay $2,000 per month or a 3% net smelter return royalty on production.

                  7.1.2 Transfer Date. As of the date of transfer of the Concessions and the Underlying Agreements to the Operating Company, the Concessions and Underlying Agreements so transferred shall be owned by the Operating Company free and clear of defects, liens, encumbrances, restrictions, taxes, duties, and rights and claims of others arising by, through or under CDSV or its Affiliates, subject only to the covenants and conditions of the Underlying Agreements.

                  7.1.3 Title Indemnity. CDSV shall hold harmless, defend and indemnify MPDM for, from and against any and all loss, cost, expense, damage, liability or claim therefor, including attorneys fees and costs, arising out of or relating to a breach of any of the foregoing representations or warranties.

        7.2 Complete Disclosure. CDSV represents and warrants to MPDM that it is unaware of any material fact or circumstance which has not been disclosed to MPDM which should be disclosed in order to prevent the representations in this
Section 7 from being materially misleading.

        7.3 Title Defect; Defense. During the Exploration Period, MPDM may, but need not, cure defects in or defend CDSV's rights to the Concessions or the Underlying Agreement or the rights of the concessionaire to the Underlying Agreement Concessions. MPDM shall have the further right, but not the duty, to apply for, receive, register and maintain new concessions, including exploitation concessions, over or adjacent to the existing concessions comprising the Concessions, subject to the limitations, if any, of the Underlying Agreements. Such new concessions shall also be Concessions. All costs paid or accrued by MPDM to cure title defects in or to defend title to the Underlying Agreement or to the Concessions or to acquire new or additional concessions within the Area of Interest shall be credited to MPDM's Exploration Expenditures. Upon request by MPDM, CDSV shall cure or cause to be cured defects in its title and shall defend its title to the Concessions or the Underlying Agreement against any and all claims arising out of or resulting from breach of the representations or warranties of CDSV and the cost thereof shall be paid and borne solely by CDSV and not by MPDM or the Operating Company.

8. LIENS. During the Exploration Period, neither MPDM nor CDSV nor their respective Affiliates will by any action or inaction cause or permit any lien, charge or other encumbrance to be placed or maintained upon or against CDSV's rights under the Underlying Agreement or in the Concessions or any part thereof, other than liens for taxes not yet due and delinquent or being contested, except that if MPDM reasonably and in good faith disputes the validity or amount of any claim or liability asserted against it for work performed by MPDM in the Area of Interest, MPDM shall not be required to pay the same until the amount and validity thereof have been finally determined.

9.      INDEMNITY.

        9.1 Indemnification by MPDM. MPDM shall indemnify, defend and hold harmless CDSV for, from and against any and all liability, loss, cost, expense, damage or claim therefor (including attorneys fees and costs), including without limitation injury to or death of any person or persons or damage to property, including costs of environmental clean up, reclamation and remedial action, compliance costs, fines and penalties, arising out of or in connection with the operations and activities of MPDM on the Concessions during the Exploration Period. All such liabilities, losses, costs, expenses, damages and claims therefor which are made or suffered after the Concessions are transferred to the Operating Company shall be borne by the Operating Company.

        9.2 Indemnification by CDSV. CDSV shall indemnify, defend and hold harmless MPDM for, from and against any and all liability, loss, cost, expense, damage or claim therefor (including attorneys fees and costs), including without limitation injury to or death of any person or persons or damage to property, including costs of environmental clean up, reclamation and remedial action, compliance costs, fines and penalties, arising from or relating in whole or in part to conditions existing or activities conducted on the Concessions before the Effective Date or operations and activities of CDSV or its Affiliates on the Concessions during the Exploration Period or after the termination of this Agreement pursuant to Section 11. All such liabilities, losses, costs, expenses, damages and claims therefor which are made or suffered after the expiration of the Exploration Period shall be borne by the Operating Company. CDSV shall indemnify, defend and hold harmless MPDM and the Operating Company for, from and against any and all liability, loss, cost, expense, damage or claim therefor (including attorneys fees and costs) arising in whole or in part from the failure of CDSV to keep or perform any covenant or condition of the Underlying Agreements to be kept or performed by CDSV outside the Area of Interest of this Agreement, but within the area of interest, if any, of any of the Underlying Agreements.

10.     RIGHT OF ACCESS BY CDSV.

        10.1 Reports. During the Exploration Period, MPDM shall provide to CDSV quarterly reports summarizing MPDM's operations within the Area of Interest, including a summary of MPDM's technical activities on the Concessions, together with copies of all factual data developed by MPDM during the preceding quarter.

        10.2 Meetings. During the Exploration Period, representatives of MPDM and CDSV shall meet periodically as circumstances warrant to discuss the status of Exploration, but in no event less frequently than six-month intervals.

        10.3 Documents. During the Exploration Period, MPDM will make available to CDSV for inspection and copying at reasonable times and intervals factual data and interpretations relating to the Concessions which have been developed by MPDM, including but not limited to drilling logs, assay results, survey information and maps.

        10.4 Audits; Inspections. During the Exploration Period, CDSV shall have the right to inspect and audit the books and records of MPDM relating to its Exploration Expenditures. CDSV shall also have access to and the right to inspect the Concessions at reasonable times and intervals and at CDSV's risk and expense, provided that CDSV shall not unreasonably interfere with the operations of MPDM, CDSV shall indemnify, defend and hold MPDM harmless for, from and against any and all loss, cost, expense, damage, liability or claim therefor suffered by CDSV or MPDM arising from such inspection, and CDSV shall comply with MPDM's safety regulations.

        10.5 Disclaimer. MPDM shall not be liable for any errors or omissions in information, data or interpretations furnished to CDSV and CDSV shall have no right to rely thereon. CDSV shall indemnify, defend and hold harmless MPDM for, from and against any and all loss, cost, expense, damage, liability or claim therefor, including attorneys fees and costs, suffered by CDSV or MPDM arising in whole or in part from the delivery to or use by CDSV of such information, data or interpretations, unless such liability results from the gross negligence or willful misconduct of MPDM.

11.     TERMINATION.

        11.1 Termination by MPDM. Anything herein to the contrary notwithstanding, MPDM shall have the right to terminate this Agreement at any time during the Exploration Period by giving CDSV written notice of such termination. Such termination shall be effective as of the day such notice is given, subject to the provisions of Section 6.3.3.

        11.2 Termination for Default. If MPDM fails timely to make Exploration Expenditures as specified by Section 2.4.1 or any payment specified by Section 3 of this Agreement, MPDM shall be in default and CDSV may give MPDM written notice specifying the default. If MPDM does not, within 10 days after it has received notice of a default relating to the payment of money or within 30 days after it has received notice of any other default: (i) cure the default, or (ii) begin action to cure the default and thereafter diligently prosecute such action to completion, or (iii) institute arbitration proceedings seeking determination of whether the alleged default exists and thereafter diligently prosecute such proceedings to completion and cure or commence to cure, within 30 days after such proceedings are completed, any default determined thereby to exist, CDSV may terminate this Agreement by delivering to MPDM written notice of such termination, subject to MPDM's right to remove its property and equipment from the Concessions as hereinafter provided. CDSV shall have no right to terminate this Agreement except as set forth in this Section and CDSV shall have no such right of termination on account of any default occurring after MPDM has completed Exploration Expenditures of $2,000,000 in the aggregate.

        11.3 Continuing Liability. After a termination pursuant to Section 11.1 or 11.2, except as otherwise provided by Section 13, neither Party shall have any rights or obligations under this Agreement, provided that neither Party shall thereby be relieved of any of its obligations or liabilities accrued prior to the effective date of such termination. It is understood, however, that MPDM shall not be liable for the failure to make any Exploration Expenditures contemplated by this Agreement in excess of $500,000, or for the failure to make any payment under this Agreement or any of the Underlying Agreements, whether to CDSV or to any Person, which becomes due after the effective date of such termination, except as required by Section 2.6 or 6.3.3.

         11.4 Surrender of Possession. Upon termination of this Agreement pursuant to Section 11.1 or 11.2, MPDM shall surrender to CDSV the possession of the Concessions and

MPDM shall execute and deliver to CDSV such instruments as may be reasonably necessary to evidence the relinquishment by MPDM of all its Interest in such relinquished Concessions and the Underlying Agreement.

        11.5 Delivery of Data. Within 90 days after termination of this Agreement pursuant to Section 11.1 or 11.2, MPDM shall deliver to CDSV all documents, maps and data delivered to it by CDSV, and factual data relating to the Concessions, developed by MPDM during the term hereof on the Concessions. MPDM shall also make available for pick up by CDSV, at the place where stored, all drill core developed by MPDM on the Concessions, except those portions consumed in assaying, metallurgical testing or specific geologic studies. MPDM shall not be liable for any errors or omissions in such information or data, CDSV shall have no right to rely thereon and CDSV shall indemnify, defend and hold harmless MPDM as provided by Section 10.5.

        11.6 Removal of Property. Subject to authorization by the owner of the surface of the mineral concessions, MPDM shall have the right, within 90 days following the termination of this Agreement, in whole or as to any concession(s), to remove, if it so elects, and the right of ingress and egress for such purpose, any and all pipes and pipelines, improvements, machinery, equipment, tools and supplies constructed, installed or placed by MPDM upon the Concessions or such concession(s) (except timbering or other underground supports). Any such property not removed by MPDM within such time shall be deemed abandoned and shall become the property of CDSV.

12. FORCE MAJEURE. The obligation of MPDM to make or cause to be made Exploration Expenditures during the Exploration Period shall be suspended and the time for performance thereof extended during the continuance of any event of Force Majeure which materially prevents or delays the performance of such obligation or which renders performance of such obligation imprudent, and for a reasonable time following the removal of such Force Majeure event to permit performance of the obligation. MPDM shall give CDSV reasonably prompt written notice of the existence of an event of Force Majeure with reasonably full particulars.

13. ADDITION OF PROPERTIES. During the Exploration Period, any right or interest in property, including but not limited to mineral rights, surface rights and water rights, acquired by a Party or an Affiliate of a Party within the Area of Interest shall be offered to the other Party and shall become subject to this Agreement and included in the Concessions if accepted by the nonacquiring Party within 30 days after notice of the acquisition is given by the acquiring Party. This Section will be in effect as to any right or interest in property which is, as of the Effective Date, or which hereafter becomes subject to this Agreement and is subsequently relinquished from the Concessions, for a period of six months after the date of relinquishment. Entirely excluded from this Section are rights and interests in property outside the Area of Interest whenever acquired.

14. OTHER BUSINESS OPPORTUNITIES. Except as provided in Section 13, nothing shall prevent a Party or any Affiliate of a Party, at any time and without notice to or agreement by any Party, from entering into or continuing any business, whether or not competitive with the activities contemplated by this Agreement, or acquiring or exploiting any mining right outside the Area of Interest during the term of this Agreement or within the Area of Interest after the expiration of the six-month period following the relinquishment of Concessions and neither Party nor their respective Affiliates shall have any obligation to offer business or other opportunities to another Party or to the Operating Company.

15. CONFIDENTIALITY. The terms and provisions of this Agreement and all information obtained in connection with the performance of this Agreement not otherwise generally available to the public ("confidential information") shall be maintained on a confidential basis by the Parties. A Party shall not make any disclosure to any Person or to the public of, or give or provide for, any publicity, press release or written material containing confidential information without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. The requirement for consent shall not apply to a disclosure:

              (a) To an Affiliate, attorney, accountant or consultant that has a bona fide need to be informed;

              (b) To a Person to whom the disclosing Party intends to transfer its Interest in accordance with the provisions of this Agreement;

              (c) To a governmental agency or to the public when the disclosing Party believes in good faith such disclosure is required by applicable law, rules or regulations; or

              (d) Of information which now or at the time of disclosure is part of the public domain through no fault of the disclosing Party.

Any disclosure pursuant to subsection (a) or (b) above shall include only such confidential information as such Person shall have a legitimate business need to know and such Person shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Parties are obligated under this Section. No disclosure to the public pursuant to subsection
(c) above shall be made until 48 hours after delivery to the nondisclosing Party of notice containing a verbatim transcript of the intended disclosure, it being the intention of the Parties that no such delivery shall be required with respect to any regulatory reports required to be made to any governmental agency.

16. TRANSFER OF INTEREST. Prior to transfer of the Concessions to the Operating Company, a Party may not Transfer in whole or in part its Interest under this Agreement without the consent of the other Party.

17. NOTICES. CDSV shall promptly deliver to MPDM all notices concerning the Concessions or operations thereon that CDSV or AZCO receives from any Person. All notices required or permitted to be given by a Party under this Agreement shall be in writing and in the English language, and (unless some other mode of giving the same is specified or accepted in writing by the recipient) shall be effective (a) when delivered during normal business hours at the addressee Party's principal address, or (b) on the day after the day on which it shall have been received by facsimile transmission at the addressee Party's principal address, whichever of the foregoing shall first occur. Until otherwise specified by notice, the addresses for any notice, shall be:

                  If to CDSV:
                  To its principal address at:

                  Mail:
                  AZCO Mining Inc.
                  P.O. Box 747
                  Safford, AZ 85548
                  Attn:     David C. Beling

                  Courier:
                  AZCO Mining Inc.
                  30 South Bowie Ave.
                  Solomon, AZ 85551

                  Telephone:      520/428-6881
                  Telecopier:     520/428-5865

                  with copy to:

                  AZCO Mining Inc.
                  999 West Hastings St., Ste. 1250
                  Vancouver, B.C.  V6C 2W2
                  Attn:     Alan Lindsay
                  Telephone:      604/682-7286
                  Telecopier:     604/685-4320

                  If to MPDM:
                  To its principal address at:

                  Minera Phelps Dodge Mexico, S. de R.L. de C.V.
                  Blvd. Garcia Morales Km. 9.5
                  Col. La Manga, 83220
                  Hermosillo, Sonora, Mexico
                  Attn:     Gary R. Heinemeyer, Exploration Mgr.
                  Telephone:      52-62 61-04-78
                  Telecopier:     52-62 61-04-77

                  with copy to:

                  Phelps Dodge Exploration Corporation
                  2600 N. Central Avenue
                  Phoenix, AZ  85004-3014
                  Attention:      A. L. Lawrence, President
                  Telephone:      (602) 234-8100
                  Telecopier:     (602) 234-4847 or 234-8337

Failure to give notice at the copy address shall not affect the validity of any notice given at the principal address.

18. NO IMPLIED COVENANTS. It is expressly understood and agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to Exploration, development, mining, production or marketing or to any obligation of the Parties hereunder, or to the time therefor or the measure of diligence thereof. The covenants of good faith and fair dealing which are sometimes implied are hereby expressly included in this Agreement.

19. FURTHER ASSURANCES. Either Party, at any time upon request of the other, shall execute and acknowledge in form required by law for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve and protect its interest under this Agreement or to effectuate the provisions hereof.

20. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal successors and permitted assigns.

21. AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended or modified except by a written instrument signed by all of the Parties. No Party shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Parties. Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by any other Party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition. No provision of this Agreement shall be construed to be a waiver by any of the Parties of any rights or remedies such Party may have against any other Party for failure to comply with the provisions of this Agreement and, except as provided in Section 25 or otherwise expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or now or hereafter existing at law or in equity.

22. LANGUAGE; GOVERNING LAW. This Agreement is executed in English and English shall be the language to govern. A Spanish language translation of this document approved by the Parties shall be executed by the Parties as a public deed and registered in the appropriate Public Mining Registry. All matters concerning title to Concessions, including the acquisition, transfer and abandonment of mineral, surface and water rights, shall be governed by the laws of Mexico. All other matters under this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Arizona without regard for choice of laws or conflict of laws principles that would require or permit the application of the law of any other jurisdiction. Each of the Parties consent to the personal jurisdiction of the state and federal courts of record in Arizona for the confirmation of or entry of judgment upon any award in arbitration.

23. ENTIRE AGREEMENT. This Agreement, including the schedules attached hereto, sets forth the entire understanding of the Parties with respect to the matters set forth herein as of the date hereof and supersedes all prior oral and written discussions and understandings between them.

24. CONSTRUCTION OF AGREEMENT. This Agreement is the result of negotiations between the Parties, and the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. The captions or headings of sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. The Parties hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same.

25. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the execution, validity, interpretation, implementation, breach or termination of this Agreement shall be settled by nonbinding mediation or by binding arbitration in accordance with procedures which shall be mutually satisfactory to the Parties. All notices in connection with the arbitration or mediation, including the notice of arbitration or mediation and the response thereto, shall be served in the same manner as provided for notices generally under this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       COBRE de SUAQUI VERDE, S. A. de C. V.

                                       By____________________________________

                                                                            CDSV

                                       AZCO MINING, INC.

                                       By____________________________________
                                         President

                                                                            AZCO

                                       MINERA PHELPS DODGE MEXICO, S. de R.L.
                                       de C. V.

                                       By____________________________________

                                                                            MPDM

                 EXHIBIT A TO MINERAL EXPLORATION AGREEMENT AND
                             OPTION TO FORM COMPANY

                                   Concessions

                              SUAQUI VERDE PROJECT
                                 State of Sonora
                          Municipality of Suaqui Grande
                               Republic of Mexico


========================================================================================================================

CONCESSION            EXPEDIENTE        TITLE NO.               AREA     ISSUANCE       EXPIRATION       RECORD OWNER
- ------------------------------------------------------------------------------------------------------------------------
PART I
- ------------------------------------------------------------------------------------------------------------------------

Rosa Elena            16696             189164               21.4044                                     Cobre de Suaqui
Numero Uno                                                                                               Verde
- ------------------------------------------------------------------------------------------------------------------------

Rosa Elena            16699             193916               73.3156                                     Cobre de Suaqui
Numero Dos                                                                                               Verde
- ------------------------------------------------------------------------------------------------------------------------

Rosa Elena            16698             149783              166.0000                                     Cobre de Suaqui
Numero Tres                                                                                              Verde
- ------------------------------------------------------------------------------------------------------------------------

Suaqui Verde                            195061              100.0000                                     Cobre de Suaqui
Numero Uno                                                                                               Verde
- ------------------------------------------------------------------------------------------------------------------------

PART II
- ------------------------------------------------------------------------------------------------------------------------

Ampliacion Las        4/1.122/1136      200952              768.0819     10/17/94       12/18/97         Cobre de Suaqui
Planchas 1                                                                                               Verde
========================================================================================================================

                 EXHIBIT B TO MINERAL EXPLORATION AGREEMENT AND
                             OPTION TO FORM COMPANY

                        Underlying Agreements - Dausinger